Exhibit 99.1
WIRELESS AGE COMPLETES EXIT OF PREPAID CARD BUSINESS

TORONTO, ONTARIO, October 29, 2008 – Wireless Age Communications, Inc. (OTCBB:WLSA), (“Wireless Age” or “the Company”) announced today that it has agreed on the terms and conditions of exiting the prepaid card distribution business.

As previously announced in a press release on August 25, 2008, the Company and its Saskatchewan cellular network services provider (the “Network Services Provider”) mutually agreed to terminate the Prepaid Cellular Service Card Distribution Agreement (the “Prepaid Agreement”) effective September 30, 2008. Historically, the Company earned less than 3% profit margin under the Prepaid Agreement. With the recent introduction of a cardless or ePin service, the profit margin had become negligible. The Company believed that continuing to provide the service for the Network Services Provider in light of falling margins and rising costs made little economic sense.

As of September 30, 2008, the Company owed its Network Services Provider approximately CAD$6.4 million for prepaid card purchases and the parties agreed to repay this debt over a one year period beginning November 30, 2008. As of October 23, 2008, the Network Services Provider owed the Company approximately $1.7 million. Based on current level of operations, the Network Services Provider will pay the Company approximately $7-8 million for adding new customers and servicing existing customers on their cellular network.

The Network Services Provider and the Company agreed that they will retain all payments to the Company until the amount payable equals the amount of the loans obtained by the Company and its controlling shareholder Newlook Industries Corp. from its senior secured asset based lender. As of October 23, 2008, the amount of these loans was approximately $2.7 million. Once the amounts are equal, the Network Services Provider will discharge the loans on behalf of the Company and Newlook, and will receive a first charge security interest in certain of the Company’s assets.

The Company and Newlook also entered into a Cross Guarantee and Indemnification Agreement under which Newlook agreed to guarantee and indemnify the Company for interest or principal amounts effectively paid by the Company to its senior secured asset based lender on behalf of Newlook. Newlook also agreed to pay interest to the Company at the same rate of interest as specified under the loans. As part of this agreement, Newlook is obligated to provide the Company the same security interest in its assets which was previously provided by Newlook to the asset based lender. However, the Company agreed not to demand repayment of the amounts owed by Newlook to the Company and agreed to release its first charge security interest in Newlook’s assets in order for Newlook to pledge a first charge security interest to others in any potential financing transaction for the purpose of repaying amounts owed by Newlook to the Company.

For a more detailed explanation of these agreements we refer interested parties to the Company’s Form 8-K filed today with the SEC and posted on the Company’s website.

John G. Simmonds, Wireless Age CEO stated: “In essence we took this opportunity, with the support of one of our most important business partners, to refinance the ongoing business on extremely favourable terms. Under this agreement we have the ability, subject to meeting certain payment dates, to pay zero interest. It also allows us a soft landing from the exit of a line business we viewed as no longer in our best interests. We plan to refocus management’s efforts on more profitable components of our continuing operations.”

About Wireless Age

Wireless Age Communications, through its 99.7% owned subsidiary, Wireless Age Communications Ltd., is in the business of operating retail cellular and telecommunications outlets in cities in western Canada. Through its other wholly owned subsidiary, Wireless Source Distribution Ltd., the company distributes two-way radio products, wireless accessories and various battery and ancillary electronics products in Canada.

Note:  This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Wireless Age Communications, Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Wireless Age Communications, Inc. SEC filings. Wireless Age Communications, Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Wireless Age Communications, Inc.'s business, please refer to the risks and uncertainties detailed from time to time in Wireless Age Communications, Inc.'s SEC filings.

For more information contact:

John G. Simmonds, Chairman & CEO
905-833-2753 ext. 223
or
Andrew Barwicki, Investor Relations
516-662-9461